EXHIBIT 12.1

                      INSILCO CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except ratio data)

                                              1993                                                               Nine Months Ended
                                      ----------------------                                                        September 30,
                                         To         From                                                      ----------------------
                                        3/31         4/1      12/31/94    12/31/95    12/31/96    12/31/97        1997        1998
                                      ----------  ----------  ----------  ----------  ---------- -----------  ----------  ----------
Income from continuing
  operations before income
  taxes per statement of
  operations                         $   (5,168)    (27,851)    (14,577)     34,700      38,485      36,818      31,454      (3,629)
Add:
    Portion of rents
        representative of the
        interest factor                     155         478         748         864       1,143       1,479       1,148       1,464
    Interest on indebtedness              9,234      26,302      28,427      18,557      17,538      19,530      12,571      19,560
    Amortization of debt expense            375         603         686         989         848       1,032         889       1,007
                                      ----------  ----------  ----------  ----------  ---------- -----------  ----------  ----------
       Income as adjusted            $    4,596        (468)     15,284      55,110      58,014      58,859      46,062      18,402
                                      ==========  ==========  ==========  ==========  ========== ===========  ==========  ==========
Fixed charges:
    Interest on indebtedness      (1)     9,312      26,535      28,957      18,955      17,747      19,596      12,577      19,784
                                      ----------  ----------  ----------  ----------  ---------- -----------  ----------  ----------
    Amortization of debt expense  (2)       375         603         686         989         848       1,032         889       1,007
                                      ----------  ----------  ----------  ----------  ---------- -----------  ----------  ----------
    Capitalized interest          (3)        30          91          20         173         202         220         126           5
                                      ----------  ----------  ----------  ----------  ---------- -----------  ----------  ----------
    Rents                                   464       1,434       2,243       2,593       3,429       4,436       3,445       4,391
    Portion of rents
       representative of
       the interest factor        (4)       155         478         748         864       1,143       1,479       1,148       1,464
                                      ----------  ----------  ----------  ----------  ---------- -----------  ----------  ----------
       Fixed charges
         (1)+(2)+(3) +(4)            $    9,872      27,707      30,411      20,981      19,940      22,327      14,740      22,260
                                      ==========  ==========  ==========  ==========  ========== ===========  ==========  ==========
Ratio of earnings to fixed
   charges                                0.47x       (0.02)x     0.50x       2.63x       2.91x       2.64x       3.12x       0.83x
                                      ==========  ==========  ==========  ==========  ========== ===========  ==========  ==========
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